EXHIBIT 99.1

Pershing Gold Announces

Preliminary Economic Assessment for Relief Canyon

LAKEWOOD, Colo., June 28, 2016 (PR NEWSWIRE)— Pershing Gold Corporation (NASDAQ:PGLC) (FWB:7PG1) ("Pershing Gold" or the "Company"), an emerging gold producer, today announces completion of the Preliminary Economic Assessment (“PEA”) on its Relief Canyon Mine in Pershing County, Nevada.

Mine Development Associates (“MDA”) of Reno, NV completed a PEA for the Company’s Relief Canyon gold mine with an effective date of June 2, 2016. The PEA uses approximate three-year average prices of $1,250 per ounce (“/oz”) of gold (“Au”) and $17/oz of silver. The full PEA will be posted within the next week on the Company’s website at www.pershinggold.com/relief-canyon/technical-reports.

“We are pleased to report completion of the PEA for Relief Canyon. Achieving this milestone is key in our critical path to advancing the Relief Canyon Mine,” stated Stephen D. Alfers, Pershing Gold’s Chairman and CEO. “Moving this low-cost, low capital project forward continues to be our priority, and the high IRR shown by this PEA validates the last several years of work our team has put into the project. The PEA also highlights the gold resource at Relief Canyon that continues to be geologically open in three directions, presenting the potential to grow the deposit through continued drilling. Growing the deposit could allow for continued operation several years beyond the current life of mine without replacement capital,” Alfers explained.

The PEA evaluates the economics of two alternative mining scenarios: first, self mining by Pershing Gold with its own manpower and equipment, and second, mining through mine contractors who supply the manpower and equipment to deliver material to the Company’s processing facilities. “The PEA highlights the potential opportunity to increase net cash flows and Project NPV by 20% (as shown below) through the use of self mining,” stated Alfers. “We will evaluate very carefully those two alternatives as we approach the decision to restart the mine.”

Table 1: Relief Canyon PEA Highlights
	Self Mining	Contract Mining
Life of mine (“LOM”)	5.8 years	5.8 years
Average LOM production	88,500 oz Au/year	88,500 oz Au/year
Cash Cost	$677/oz Au	$772/oz Au
All in Sustaining Cost (“AISC”)	$709/oz Au	$804/oz Au
Initial capital expenditure (“CAPEX”)	$22 million	$12.2 million
Sustaining CAPEX	$15.8 million	$16.6 million
Pre-tax Net Present Value (“NPV”), 5%	$189 million	$159 million
Pre-tax Internal Rate of Return (“IRR”)	98%	125%
Pre-tax Net Cash Flow	$247.6 million	$206 million
LOM strip ratio	3.45	3.45
LOM crush and agglomerate recoveries	80%	80%

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Initial CAPEX principally includes costs to construct leach pad space for initial leaching operations, plant upgrades, optimization and relocation of the crusher facility, mobilization of contract mining equipment or down-payment on equipment purchases for self mining, and start-up equipment and supplies. Sustaining CAPEX includes additional leach pad space for later years of production, normal maintenance, and wells, drains and other de-watering activities.

Table 2: PEA Gold Price Sensitivity Analysis, Before Tax
Gold Price / oz Au	Self Mining NPV, 5%	Self Mining IRR	Contract Mining NPV, 5%	Contract Mining IRR
$1,100	$128 million	67%	$98 million	76%
$1,150	$148 million	77%	$118 million	91%
$1,200	$169 million	88%	$138 million	108%
$1,250	$189 million	98%	$159 million	125%
$1,300	$209 million	109%	$179 million	143%
$1,350	$230 million	120%	$199 million	162%

Since acquiring the Relief Canyon Project in August 2011, Pershing Gold has made significant progress in expanding the gold resource and conducting important metallurgical tests to evaluate the heap leach characteristics of the Relief Canyon deposit. The work done to date as presented in the PEA prepared by MDA provides the economic data to support further efforts to advance the project. Pershing Gold intends to commission a third-party Pre-Feasibility Study (“PFS”) to support the decision to restart the mine, and to support future financing efforts or other corporate objectives. Once permitting is obtained as described below, the project will be submitted to the Company’s Board of Directors for final investment decision. Once approved, Pershing Gold would expect to move forward with the decision of whether to implement self mining or contract mining, and the subsequent financing for the project. The Company would expect initial gold production within approximately six to nine months from investment decision and obtaining full financing for the project. The Company is currently evaluating various financing options which include, but are not limited to, debt, royalties, equity, and off take agreements, and may elect to utilize some combination of these options.

Permitting

Pershing Gold anticipates that the necessary state and federal permits for phase 1 of the project will be issued in Q3 2016. The data currently available for the Relief Canyon deposit are generally sufficient to support preparation of a PFS with the exception of a pit-slope geotechnical evaluation that is currently underway. The completion of a PFS is not expected to negatively affect the Company’s timeline to production.

Self versus Contract Mining

The PEA evaluates both Self and Contract open-pit mining options with heap-leach processing. Over the 5.8 year LOM, 513,000 oz Au are expected to be produced with average production of 88,500 oz Au/year. The NPV calculations listed below use a 5% discount rate and $1,250/oz Au.

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The Self Mining option outlined in the PEA at $1,250/oz Au gives the Relief Canyon project a pre-tax NPV of $189 million. It estimates an average cash cost of $677/oz Au and AISC of $709/oz Au. Under this option Initial CAPEX would be approximately $22 million with Sustaining CAPEX of $15.8 million, and would produce a pre-tax IRR of 98% with pre-tax Net Cash Flow of $247.6 million.

The Contract Mining option outlined in the PEA gives the Relief Canyon project a pre-tax NPV of $159 million. It estimates an average cash cost of $772/oz Au and AISC of $804/oz Au. Under this option Initial CAPEX would be approximately $12.2 million with Sustaining CAPEX of $16. 6 million, and would produce a pre-tax IRR of 125% with pre-tax Net Cash Flow of $206 million.

Metallurgy

Pershing Gold has performed extensive metallurgical test work, most of which has been conducted at McClelland Laboratories, Inc. in Sparks, Nevada. These tests include 70 bottle-roll tests, 19 column-leach tests and 18 load-permeability (hydraulic conductivity) tests. This work demonstrates that the Relief Canyon mineralized material is amenable to heap leach processing. Key findings from these tests include the following:

•	The individual column leach testing of the nine mineralization types present, as well as composites with 2016 resource model-weighted contributions from the various types, showed an overall average recovery of 80% for crushed and agglomerated material.

•	Most of the mineralization types to be processed will require agglomeration.

•	The Relief Canyon material recovery is not very sensitive to crush size. This relative lack of crush size sensitivity supports the proposed plan for single-stage crushing to 80% minus three-inch size. The crushing plant will have an annual throughput capacity of about 5.4 million tons.

•	Run-of-mine processing should be possible, but would be limited to low grade, low fines material. Column testing supports the 60% recovery rate assumed for run-of-mine processing.

•	The PEA assumes treatment of approximately 78% of the mineralized material tonnage by crush and agglomeration, with the remaining 22% treated as run-of-mine.

•	The lower grade of run-of-mine material equates to about 6% of recovered gold with the remaining 94% of recovered gold resulting from processing of crushed and agglomerated material.

Load permeability testing of individual mineralization types with high fines indicated that agglomeration cement additions in excess of 10 pounds per ton processed would be required to maintain adequate solution permeability if placed in the deepest portions (200 feet down) of the heap-leach pad. In contrast, low-fines mineralization types showed that adequate permeability could be maintained at that depth with less than 5 pounds of cement per ton processed.

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Load permeability testing of blended material consisting of 30% of high-fines and 70% low- fines material showed adequate permeability would be maintained to depths in excess of the 200 feet planned heap leach pad height with a cement dosage rate of 5 pounds per ton. The PEA assumes a cement addition rate of 8 pounds per ton as a conservative budget number. Ongoing test work will establish cement addition requirements for varying ratios of high-fines to low-fines material.

2016 Mineral Resource Estimate

The 260,000 feet of drilling the Company has performed since 2011, plus the intercepts discovered in the historical drilling have produced a resource of 778,000 Measured and Indicated oz Au and 47,500 Inferred oz Au. The Measured and Indicated Resource has an average grade of 0.020 ounces/ton, 0.68 grams/tonne and the Inferred Resource has an average grade of 0.009 ounces/ton, 0.31 grams/tonne. Future drilling is expected to expand this resource due to untested targets surrounding the proposed PEA pit to the west, east and south.

Table 3: 2016 Relief Canyon Resource
Category	Cutoff	Tons	Gold Grade		Total Gold
	(opt Au)		(opt)	(gpt)	(Ounces)
Measured- Oxide	0.005	13,201,000	0.024	0.82	315,000
Indicated – Oxide	0.005	24,654,000	0.017	0.58	428,000
Indicated - Sulfide	0.020	613,000	0.057	1.95	35,000
Indicated Total	Variable	25,267,000	0.018	0.62	463,000

Measured & Indicated Total	Variable	38,468,000	0.020	0.68	778,000

Inferred - Oxide	0.005	5,267,000	0.009	0.31	47,000
Inferred - Sulfide	0.020	16,000	0.029	0.99	500
Inferred Total	Variable	5,283,000	0.009	0.31	47,500

Notes:

1.	Canadian Institute of Mining, Metallurgy and Petroleum definitions were used to categorize the Mineral Resource.

2.	Mine Development Associates Geologist, Paul Tietz, is the qualified person responsible for this resource estimate.

3.	This updated resource estimate includes the results from the ~160 core hole drilling program (~95,000 feet, ~24,000 meters) completed in 2015.

4.	Rounding may cause apparent inconsistencies.

Recommendations

MDA’s evaluation of Relief Canyon through this PEA supports ongoing work and evaluation of the project. Having completed this key milestone, Pershing Gold intends to continue to advance and optimize the project. Recommendations from MDA for ongoing work at Relief Canyon include the following:

•	Continue drilling to expand the resource, which is geologically open in three directions, to the west, east and south.

•	Complete the geotechnical studies currently underway to support a more detailed economic study (PFS).

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•	Continue the metallurgical studies, including the ongoing agglomeration test work to develop an operating database to allow optimization (likely reductions) of cement addition requirements.

•	Conduct additional evaluations of low cyanide solubility portions of the resource to refine operating controls for selection of material to be processed.

•	Seek favorable financing terms for a self mining equipment fleet, in particular to reduce the high initial down payment assumed in the PEA. The significantly lower operating costs under the self mining option should benefit resource expansion with ongoing exploration and allow continued operation for several additional years without need for replacement capital.

Cautionary Note to United States Investors Regarding Estimates of Measured, Indicated, and Inferred Resources

This press release uses the terms "Measured," "Indicated" and "Inferred” mineral resources, which are defined in Canadian Institute of Metallurgy guidelines, the guidelines widely followed to comply with Canadian National Instrument 43-101. We advise U.S. investors that these terms are not recognized by the United States Securities and Exchange Commission (the "SEC"). The estimation of measured and indicated resources involves greater uncertainty as to their existence and economic feasibility than the estimation of proven and probable reserves. Mineral resources are not mineral reserves. Mineral resources that are not mineral reserves do not have demonstrated economic viability. U.S. investors are cautioned not to assume that measured or indicated mineral resources will be converted into reserves. Inferred mineral resources have a high degree of uncertainty as to their existence and their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource exists, or is economically or legally viable. Under Canadian rules, estimates of "inferred mineral resources" may not form the basis of feasibility studies, pre-feasibility studies or other economic studies, except in prescribed cases, such as in a preliminary economic assessment under certain circumstances. This PEA and the information provided in this news release is preliminary in nature as it includes inferred mineral resources.

The SEC normally only permits issuers to report mineralization that does not constitute "reserves" as in-place tonnage and grade without reference to unit measures. Under U.S. standards, mineralization may not be classified as a "reserve" unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. U.S. investors are cautioned not to assume that any part or all of a "measured", "indicated" or "inferred" mineral resource exists or is economically or legally mineable. US investors are urged to consider closely the disclosure in our Form 10-K and other SEC filings. You can review and obtain copies of these filings from the SEC's website at http://www.sec.gov/edgar.shtml.

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Scientific and Technical Data

All scientific and technical information related to drill and surface samples, resource estimate, mineral processing, metallurgy and recovery methods, and mining for the Relief Canyon project has been reviewed and approved by either Paul Tietz, Certified Professional Geologist #11720, Neil Prenn, P.E. #7844 or Jack McPartland, M.M.S.A., #01350QP, who are each Qualified Persons under the definitions established by Canadian National Instrument 43-101. Drill core at Relief Canyon is boxed and sealed at the drill rig and moved to the Relief Canyon logging and sample preparation facilities by trained personnel. The core is logged and split down the center using a typical table-fed circular rock saw. One half of the core is sent for assay to Skyline Assayers & Laboratories of Sparks, Nevada, while the other half is returned to the core box and stored at Relief Canyon in a secure, fenced-off, area. Pershing Gold Corporation quality assurance/quality control (QA/QC) procedures include the regular use of blanks, standards, and duplicate samples.

Non-GAAP Measures

Cash costs is a non-GAAP financial measure calculated by the Company as set forth below, and may not be comparable to similar measures reported by other companies. Cash costs include all direct and indirect costs that would generate gold ounces for sale to customers, including mining of mineralized materials and waste, leaching, processing, refining and transportation costs, on-site administrative costs and royalties, net of by-product credits for silver ounces sold. Cash costs do not include depreciation, depletion, amortization, exploration expenditures, reclamation and remediation costs, sustaining capital, financing costs, income taxes, or corporate general and administrative costs not directly or indirectly related to the Relief Canyon project. Cash costs are divided by the number of gold ounces produced for the period to arrive at cash costs per gold ounce produced.

Cost of sales is the most comparable financial measure, calculated in accordance with GAAP, to cash costs. As compared to cash costs, cost of sales includes adjustments for changes in inventory and excludes net revenue from by-product, refining and transportation costs, which are reported as part of revenue in accordance with GAAP.

AISC is a non-GAAP financial measure calculated by the Company as set forth below, and may not be comparable to similar measures reported by other companies. AISC includes cash costs, as defined above, plus exploration costs at the Relief Canyon project and sustaining capital expenditures (including additional leach pads, permitting and customary improvements to the operations over the life of the project). AISC are divided by the number of gold ounces produced for the period to arrive at all-in sustaining costs per gold ounce produced.

About Pershing Gold Corporation

Pershing Gold is an emerging gold producer whose primary asset is the Relief Canyon Mine in Pershing County, Nevada. Relief Canyon includes three open-pit mines, expanding adjacent open-pit-able gold deposits, and a state-of-the-art, fully permitted and constructed heap-leach processing facility. Pershing Gold is currently permitted to resume mining at Relief Canyon under the existing Plan of Operations.

Pershing Gold's landholdings cover approximately 25,000 acres that include the Relief Canyon Mine asset and lands surrounding the mine in all directions. This land package provides Pershing Gold with the opportunity to expand the Relief Canyon Mine deposit and to explore and make new discoveries on nearby lands.

Pershing Gold is listed on the NASDAQ Global Market under the symbol PGLC and the Frankfurt Stock Exchange under the symbol 7PG1.

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Legal Notice and Safe Harbor Statement

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, including those with respect to the expected project economics for Relief Canyon, including estimates of life of mine, average production, cash costs, AISC, initial CAPEX, sustaining CAPEX, pre-tax IRR, pre-tax NPV, net cash flows and recovery rates, the impact of self-mining versus contract mining, the timing to obtain necessary permits, the submission of the project for final investment approval and the timing of initial gold production after investment approval and full financing, metallurgy and processing expectations, the mineral resource estimate, expectations regarding the ability to expand the mineral resource through future drilling, ongoing work to be conducted at Relief Canyon and the potential results of such efforts, the potential commissioning of a Pre-Feasibility study and the effects on timing of the project, are "forward-looking statements." Although the Company's management believes that such forward-looking statements are reasonable, it cannot guarantee that such expectations are, or will be, correct. These forward-looking statements involve a number of risks and uncertainties, which could cause the Company's future results to differ materially from those anticipated. Potential risks and uncertainties include, among others, interpretations or reinterpretations of geologic information, unfavorable exploration results, inability to obtain permits required for future exploration, development or production, general economic conditions and conditions affecting the industries in which the Company operates; the uncertainty of regulatory requirements and approvals; fluctuating mineral and commodity prices, final investment approval and the ability to obtain necessary financing on acceptable terms or at all. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in the Company's filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2015. The Company assumes no obligation to update any of the information contained or referenced in this press release.

Contact Information

For more information, please contact:

Stephen Alfers, Executive Chairman, President and CEO

Jack Perkins, Vice President, Investor Relations

720.974.7254

investors@pershinggold.com

www.PershingGold.com

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